Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT AS SUCH INFORMATION WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. SUCH EXCLUSIONS HAVE BEEN MARKED WITH A [****].

SEPARATION AGREEMENT

BETWEEN:

LOYALTYONE, CO. and LOYALTY VENTURES INC.

(collectively, the “Company”)

- and –

BLAIR CAMERON

(the “Employee”)

WHEREAS the Employee has been employed by LoyaltyOne, Co. (“L1”) since on or about July 2005 in various capacities and under various corporate names and entities;

AND WHEREAS as of the Termination Date (as defined below) the Employee was employed as President, AIR MILES® Reward Program of L1;

[****]

[****]

[****]

NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Employee and the Company agree as follows:

1.	The Employee’s employment was terminated effective April 5, 2022 (the “Termination Date”).
2.	Following the Termination Date, the Company will provide the Employee with the following:
(a)	an all inclusive amount equal to $1,416,564 to be paid in equal installments over a period of eighteen months (the “Severance Period”) in the form of salary continuation in accordance with L1’s regular payroll practices. In the event that the Employee commences comparable alternate employment during the Severance Period, the salary continuation payments shall cease and the Employee shall be entitled to a Final Payment. The “Final Payment” shall be calculated as a percentage of the amount not yet paid of the $1,416,564 salary continuation amount as follows: (i) 0% if the Employee receives an offer of alternate employment within 90 days of the execution of this Separation Agreement; or (ii) 50% if the Employee receives an offer of employment at or after the 90 day period following execution of this Severance Agreement;
(b)	continued participation in L1’s group insurance medical and dental benefits, to the extent permitted by the insurer and in accordance with the terms and conditions of such policies, until the earlier of (i) the completion of Severance Period; and (ii) the date the Employee commences comparable alternate employment (the “Salary Continuation Period”) with the exception of AD&D, long term and short term disability benefits and extended life insurance which will cease on the Termination Date. The Company and the Employee shall pay their respective share of any applicable premiums in accordance with past practice. The Employee may convert his life insurance coverage to an individual policy by contacting the relevant insurer immediately; and,
(c)	continued participation in L1’s group registered retirement savings plan and supplemental executive retirement plan for the length of the Salary Continuation Period in accordance with terms and conditions of the relevant plans and policies.
3.	L1 shall pay to the Employee’s law firm, Whitten and Lublin, the sum of $7,500 (plus HST) in respect of legal fees incurred by Employee, subject to receipt of an invoice from such firm.
4.	L1 shall provide the Employee with a confirmation of employment letter and agrees that any reference inquiries shall be answered in a manner consistent with the contents of the confirmation of employment letter.

5.	L1 confirms that any refund for taxes paid with respect to Employee’s December 2021 replacement grant in the form of a time-based cash award shall accrue solely to Employee.
6.	Employee acknowledges and agrees that any restricted stock units and any time-based cash awards granted pursuant to the Loyalty Ventures Inc. 2021 Omnibus Incentive Plan that are unvested as of the Termination Date shall be forfeited and no further vesting shall occur beyond the Termination Date.
7.	The Employee agrees that his eligibility for all other perquisites and/or benefits ceased as of the Termination Date. Any claims the Employee may have in respect of any other perquisites and benefits are deemed to be satisfied by the consideration set out in the Separation Agreement.
8.	The amounts provided in this Separation Agreement are in Canadian dollars and are inclusive of any and in full satisfaction of amounts owing pursuant to the relevant employment standards legislation or any other contract or agreement between the parties. Employee acknowledges that he has received all amounts owing to him in respect of outstanding expenses and vacation pay.
9.	The Employee acknowledges that he remains bound by the terms and conditions contained in the Employee Confidentiality & Non-Solicitation Agreement dated March 21, 2011 (the “Agreement”).
10.	The Employee further agrees to return to the Company on or before the Termination Date all equipment, electronics, correspondence, documents, software and other property belonging to the Company, and agrees to delete copies of all confidential information of the Company stored electronically on his computer or other device owned or controlled by the Employee, if any. The Employee further agrees that he will not reproduce any such property. Notwithstanding the above, the Employee may retain the Company phone in his possession, subject to the above provisions.
11.	The Employee agrees that he will not make, disseminate or publish in any form directly or indirectly any statement critical of the Company or their respective parent or affiliated companies, directors, shareholders, officers or employees, or otherwise defame, disparage, or in any way criticize the reputation or conduct of the Company or any such persons other than truthful communications directly required by applicable laws or judicial or administrative process.

12.	The Employee agrees that he will make himself available to assist the Company as reasonably requested, taking into account the Employee’s other professional obligations, regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters about which he has or had personal knowledge or which were within the purview of his responsibilities. Employee agrees to reasonably assist in the prosecution or defense of such claims involving the Company or any of its and their respective officers, directors, employees or agents, whether or not such claims involve litigation. This assistance may include but is not limited to participation in interviews, development of factual matters and the giving of documentation and/or testimony, whether by oral testimony, affidavit, at trial or otherwise. The Employee shall be compensated on a reasonable basis for the time that he spends providing assistance.
13.	The offer as set out above is conditional upon the Employee:
(a)	executing the Final Release attached hereto as Schedule “A”;
(b)	not disclosing the terms of this Separation Agreement to anyone except his spouse, legal and/or financial advisors (only in strictest confidence in their professional capacity) and/or as may be required by law; and,
(c)	abiding by the terms in this Separation Agreement including the restrictive covenants contained in the Agreement.
14.	This Separation Agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
15.	The wording in this Separation Agreement was reviewed and accepted by the parties after reasonable time to review with legal counsel and no party shall be entitled to have any of this Separation Agreement construed against any other party as the drafter of the Separation Agreement in the event of any dispute in connection with this Separation Agreement.
16.	This Separation Agreement shall be binding upon and the benefits shall inure to the Employee and the Employee’s heirs and to the Company and their respective successors and assigns.
17.	This Separation Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended or superseded only by an agreement in writing signed by the Employee and the Company. For clarity, the provisions of the Agreement shall remain in full force and affect.

18.	This Separation Agreement may be executed in one or more counterparts (by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the Separation Agreement has been executed by the parties hereto.

DATED this 27th day of May, 2022.

LOYALTYONE, CO.LOYALTY VENTURES INC.

/s/ Cynthia L. Hageman  /s/ Charles L. Horn

Cynthia L. HagemanCharles L. Horn

DirectorPresident & Chief Executive Officer

SIGNED, SEALED AND DELIVERED)

IN THE PRESENCE OF:)

)

*****_________________________) /s/ Blair Cameron

Signature of Witness) BLAIR CAMERON

)

*****_________________________)

Name of Witness)

)

****     )

Address)

)

____________________________)

FINAL RELEASE

In consideration of the terms set out in the attached Separation Agreement, dated May 31, 2022 (the “Separation Agreement”), I, BLAIR CAMERON, on behalf of my heirs, administrators and assigns, hereby release and forever discharge LOYALTYONE, CO. and LOYALTY VENTURES INC., their parents, subsidiaries and affiliates and each of its respective officers, directors, employees, servants and agents, and its successors and assigns (hereinafter collectively referred to as the “Releasee”) jointly and severally from any and all actions, causes of action, complaints, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever arising, which I may heretofore have had, may now have or may hereinafter have in any way relating to my hiring by, my employment with or the termination of my employment by Releasee, which specifically includes but is not limited to any claims for salary, wages, commission, notice, pay in lieu of notice, termination pay, severance pay, wrongful dismissal, bonus, overtime pay, equity, incentive compensation, interest, vacation pay, holiday pay, or benefits, or any other claims at common law, in equity, contractually or pursuant to the Loyalty Ventures Inc. 2021 Omnibus Incentive Plan, statute, including applicable employment standards or human rights legislation.

I hereby declare that I am aware of my rights under the Human Rights Act that I have discussed or otherwise canvassed any and all human rights complaints, concerns or issues arising out of or with respect to my employment with Releasee, and that I am not asserting such rights or advancing any human rights claim or compliant.

For the said consideration, I further agree not to make any claim, initiate or continue any proceeding against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to the matters dealt with by this Final Release who may claim contribution or indemnity or any other relief from Releasee, or any one of them, by virtue of said claim or proceeding.

And for the said consideration I further covenant and agree to save harmless and indemnify Releasee from and against all claims, charges, taxes or penalties and demands which may be made by the appropriate taxing authorities in Canada and Alberta requiring Releasee, or any one of them, to pay income tax, charges or penalties under applicable statutes and regulations in respect of income tax payable by me for services I rendered to Releasee; and in respect of any and all claims, charges, taxes, or penalties and demands which may be found payable by Releasee in respect of myself relating to governmentally regulated or other employment insurance or pension plan programs.

I expressly declare, except as set out in the Separation Agreement, that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by Releasee for the benefit of its employees including disability or life insurance plans.

And for the consideration, I further agree not to discuss or disclose the terms of the Separation Agreement and this Final Release except to my counsel, immediate family, financial advisor, or as required by law.

I hereby declare and agree that if I make any claim, demand or complaint or take any action or proceeding against Releasee, or any one of them, arising out of the matters described in this Final Release, that this Final Release shall be deemed to be a complete defense and bar to any such claim, demand, complaint, action or proceeding. Provided, however, that nothing in this Release affects or prevents me from bringing a claim or proceeding against the Releasee in the event of the breach of any term or condition of the Separation Agreement.

It is understood and agreed that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of Releasee, said liability in fact being denied.

I hereby declare and agree that I have had the opportunity to seek independent legal advice with respect to the execution of this Final Release. I further confirm that I have read and understood this Final Release and that I am executing this Final Release in a free and voluntary manner and that I am under no duress or undue influence in so doing. I hereby voluntarily accept the terms of this Final Release for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

This release will be deemed to have been made in and shall be construed in accordance with the laws of the province of Alberta.

IN WITNESS WHEREOF I have executed this Final Release on the 31st day of May, 2022.

SIGNED, SEALED AND DELIVERED)

IN THE PRESENCE OF:)

)

******________________________)/s/ Blair Cameron

Signature of Witness) BLAIR CAMERON

)

******_________________________)

Name of Witness)

)

******     )

Address)

)

_____________________________)